UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 10, 2012

One E-Commerce Corporation
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34048	87-0531751
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1370 Avenue of the Americas, Suite 902
New York, New York 10019
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (858) 699-8313.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On January 10, 2012, Islet Sciences, Inc. (“Islet”), a wholly-owned subsidiary of One E-Commerce Corporation (the “Registrant”), entered into an agreement (the “Agreement”) with Progenitor Cell Therapy (“PCT”), a wholly owned subsidiary of NeoStem Inc. Under the Agreement, PCT will be providing the protocols, procedures, systems, equipment, testing, quality controls, and manufacturing and distribution services to support the development and commercialization of Islet’s encapsulated porcine islet cells for the treatment of diabetes.

As compensation for the services of PCT, Islet agreed to pay to PCT a non-refundable monthly fee of $63,000 and a non-refundable monthly charge of between $33,000 and $54,000. PCT is also entitled to receive 400,000 shares of the Registrant’s common stock and warrants to purchase 350,000 shares of the Registrant’s common stock at an exercise price of $1.00 per share.

PCT has the right for a period of ten years to be the exclusive manufacturer of any product involved in the services to be provided under the Agreement. With respect to commercial production of such products, PCT will be entitled to a royalty of 2.85% of gross sales and 5% of any sublicensing fees, royalties, milestone fees or profit sharing payments.

The foregoing description of the Agreement is qualified in its entirety by the text of the Agreement which is annexed hereto as Exhibit 10.1.

On January 12, 2012, Islet issued a press release announcing execution of the Agreement, a copy of which is attached hereto as Exhibit 99.1.

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Item 9.01  Financial Statements and Exhibits.

(d)      The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Agreement dated January 10, 2012 by and between Islet and PCT

99.1	Press release of Islet dated January 12, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

One E-Commerce Corporation

Dated: January 12, 2012	By:	/s/ John Steel
John Steel
Chief Executive Officer

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